Exhibit 99.1

WCI COMMUNITIES, INC. ANNOUNCES COMPLETION OF EXCHANGE OFFER FOR UP TO $200 MILLION AGGREGATE PRINCIPAL AMOUNT OF 6.875% SENIOR NOTES DUE 2021

Bonita Springs, FL, June 12, 2014 — WCI Communities, Inc. (NYSE: WCIC) (the “Company”) today announced that it has completed its offer (the “Exchange Offer”) to exchange up to $200 million in aggregate principal amount of its 6.875% Senior Notes due 2021, and related guarantees, which have been registered under the Securities Act of 1933, as amended (the “Exchange Notes”), for an equal aggregate principal amount of its outstanding 6.875% Senior Notes due 2021, and related guarantees, which were issued in a private placement (the “Private Notes”).  The Exchange Notes are senior unsecured obligations of the Company and are guaranteed by certain of the Company’s domestic, wholly-owned subsidiaries.  The full $200 million aggregate principal amount of the Private Notes was tendered and received prior to the expiration of the Exchange Offer at 5:00 p.m., New York City time, on June 11, 2014.

The sole purpose of the Exchange Offer was to fulfill the Company’s obligations with respect to the registration of the Private Notes.

This notice does not constitute an offer to sell the Exchange Notes, nor a solicitation for an offer to purchase the Exchange Notes, nor shall there be any offer, solicitation or sale of any Exchange Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.  The Exchange Offer was made only by means of the Exchange Offer prospectus, dated May 5, 2014.

About WCI Communities, Inc.

WCI Communities is a lifestyle community developer and luxury homebuilder of single- and multi-family homes in most of coastal Florida’s highest growth and largest markets. With a legacy that spans more than 60 years, WCI Communities has an established expertise in developing amenity rich, lifestyle oriented master-planned communities, catering to move-up, active adult and second-home buyers. Headquartered in Bonita Springs, Florida, WCI Communities is a fully integrated homebuilder and developer with complementary real estate brokerage and title services businesses.

Forward-Looking Statements

Certain statements contained in this release that are not historical information contain forward-looking statements.  The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied.  Further, certain forward-looking statements are based on assumptions of future events which may not prove to be accurate.  These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believe,” “estimate,” “project,” “anticipate,” “expect,” “seek,” “predict,” “contemplate,” “continue,” “possible,” “intend,” “may,” “might,” “will,” “could,” “would,” “should,” “forecast,” or “assume” or, in each case, their negative, or other variations or comparable terminology.  The Company derives many of its forward-looking statements from its operating budgets and forecasts, which are based on many detailed assumptions.  While the Company believes that its assumptions are reasonable, it is difficult to predict the impact of known factors and, of course, it is impossible to anticipate all factors that could affect actual results.

You should keep in mind that any forward-looking statement made by the Company herein, or elsewhere, speaks only as of the date on which it was made.  New risks and uncertainties arise from time to time and current immaterial risks may become material in the future. It is impossible for the Company to predict these events or how they may affect the Company and its business.  The Company has no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Source: WCI Communities, Inc.

Investor Relations:

WCI Communities, Inc.

Scott Bowles, 239-498-8481

ir@wcicommunities.com